UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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August 31, 2007

YOUR VOTE IS IMPORTANT!

YOUR BOARD OF DIRECTORS ENCOURAGES YOU TO

VOTE THE ENCLOSED PROXY CARD TODAY

Dear Stockholder:

On August 10, 2007 we mailed to you important proxy material regarding The Annual Meeting of Palm Stockholders to be held on Wednesday, September 12, 2007. Our records show that you have not yet voted your proxy for this very important meeting.

As described in detail in the materials we mailed earlier, we have entered into an agreement with Elevation Partners, L.P. which we believe will benefit you – the shareholder – both in the short term and over the longer term investment horizon. The proposed transaction involves a $325 million investment by Elevation and/or its permitted assigns in a newly issued series of preferred stock by Palm, up to $440 million in secured debt financing, with at least $400 million being drawn upon by Palm at the closing of the transaction, and a cash distribution of $9.00 per share without interest to our existing stockholders as of the closing of the transaction. At the meeting, stockholders will be asked to approve a series of proposals to facilitate the successful implementation of the transaction.

The approval of both Proposal No. 1 and Proposal No. 2 is a condition to the consummation of the transaction, including the payment of the cash distribution of $9.00 per share of our common stock. Accordingly, in order to receive the cash distribution, you must approve BOTH Proposal No. 1 relating to the issuance of the Series B Convertible Preferred Stock to Elevation AND Proposal No. 2 relating to the adoption of the purchase agreement. Not only does your Board believe the transaction has potential financial benefits to all Palm stockholders, but also that there is the potential for significant acceleration of its product development efforts through an affiliation with Elevation and Jonathan Rubinstein’s pending appointment as executive chairman of the Board.

Your Board of Directors has carefully reviewed the merits of this proposed transaction, has deemed it to be in the best interests of stockholders and has unanimously recommended that stockholders vote FOR the proposals set forth in the proxy statement.

We encourage you to carefully read the proxy material previously sent to you and vote promptly. Since approval of Proposal No. 2 requires the affirmative vote of a majority of all outstanding shares, failure to vote has the same effect as voting against the transaction. To be sure your shares are represented and counted we urge you to vote the enclosed duplicate proxy today.

For your convenience, we have made arrangements for telephone and internet voting. Simply follow the instructions that appear on the enclosed form of proxy to expedite the voting process. We ask you not to delay in voting your shares. For more information about voting procedures, or any glitches you might encounter while voting, please call MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or (212) 929-5500 (Call Collect).

Sincerely,

Edward T. Colligan

President and Chief Executive Officer